Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 30, 2017	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Fourth Quarter of 2016

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, January 30, 2017) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.1 million ($0.53 per diluted share) for the quarter ended December 31, 2016, compared to $2.6 million ($0.68 per diluted share) for the fourth quarter of 2015. For the year ended December 31, 2016, Landmark reported net earnings of $9.0 million ($2.31 per diluted share), compared to $10.5 million ($2.77 per diluted share) in 2015. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Tuesday, January 31, 2017. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through February 28, 2017, by dialing (877) 344-7529 and using conference number 10099929.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid March 1, 2017, to common stockholders of record as of the close of business on February 15, 2017.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $9.0 million during 2016 reflects the continued growth of our community banking relationships across Kansas, generating strong core earnings, although lower than the prior year. Mortgage originations and related gains on sales of loans were lower during 2016 than in 2015, and in 2015 we recorded a credit to the provision for loan losses of $700,000 following a large recovery on a previously charged-off loan, compared to a provision for loan losses of $500,000 in 2016. We are actively recruiting additional mortgage originators to address our reduced mortgage activity following the departure of several mortgage lenders this past spring. During 2016, return on average assets was 1.00% compared to 1.21% in 2015. Return on average equity was 10.34% during 2016, compared to 13.81% in 2015. We again increased our capital ratios and book value per share in 2016. We are pleased with the strong performance, despite the low interest rate environment and economic uncertainties. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Fourth Quarter Financial Highlights

Net interest income was $6.5 million for the quarter ended December 31, 2016, a decrease of $50,000, or 0.8%, from the fourth quarter of 2015. The decrease in net interest income was primarily a result of lower yields on interest-earning assets and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.54% in the fourth quarter of 2015 to 3.40% in the same period of 2016. Partially offsetting the decline in net interest margin was an increase of 4.1% in average interest-earning assets, from $785.1 million in the fourth quarter of 2015 to $817.4 million for the same period of 2016. Landmark did not record a provision for loan losses during the fourth quarter of either 2016 or 2015.

Total non-interest income was $3.3 million in the fourth quarter of 2016, a decrease of $823,000, or 20.1%, compared to the same period of 2015. This change was primarily the result of a $728,000 decline in gains on sales of loans, as the departure of several mortgage lenders resulted in fewer originations in the fourth quarter of 2016. Also contributing to the decrease in non-interest income was a $95,000 decline in fees and service charges as a result of lower income on our deposit accounts.

Non-interest expense was relatively flat and totaled $7.3 million for the fourth quarters of both 2016 and 2015. The largest decline in non-interest expense was $110,000 in advertising, which reflected lower costs associated with deposit programs. The largest increase was $72,000 in foreclosure and real estate owned expense, which reflected additional real estate owned assets in the fourth quarter of 2016 compared to the same period in 2015. During the fourth quarter of 2016, Landmark recorded income tax expense of $354,000, compared to $732,000 during the same period of 2015. The effective tax rate decreased from 22.1% in the fourth quarter of 2015 to 14.5% in the fourth quarter of 2016 as a result of a decline in earnings before income taxes and higher tax-exempt income. The early adoption of Accounting Standards Update (“ASU”) 2016-09 Stock Compensation (Topic 718) also decreased tax expense by $49,000 in the fourth quarter of 2016.

Full-Year Financial Highlights

Net interest income was $26.0 million for 2016, an increase of $123,000, or 0.5%, from the prior-year period, primarily as a result of a 2.9% increase in average interest-earning assets from $785.6 million in 2015 to $808.6 million in 2016. Net interest margin, on a tax equivalent basis, decreased from 3.51% in 2015 to 3.45% in 2016. During 2016, a $500,000 provision for loan losses was recorded compared to a credit to the provision for loan losses of $700,000 in 2015. The credit provision during 2015 was primarily the result of the recovery of $1.7 million on a previously charged-off construction loan.

Total non-interest income was $14.9 million in 2016, a decrease of $2.2 million, or 12.7%, compared to 2015. The decrease was primarily due to a $2.5 million decline in gains on sales of loans, resulting primarily from having fewer mortgage lenders on staff, and a $251,000 decline in other non-interest income, which had benefited during 2015 from a gain of $236,000 on the sale of a closed branch facility. Partially offsetting those reductions were $558,000 of gains on sales of investment securities during 2016 compared to a loss of $119,000 on sales of investment securities during 2015.

Non-interest expense decreased $92,000, or 0.3%, to $29.1 million in 2016 compared to $29.2 million in 2015. The decrease was primarily the result of a $444,000 decrease in other non-interest expense, due primarily to reduced mortgage banking activity in 2016. Other non-interest expense in 2015 included a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment. Partially offsetting those decreases was an increase of $193,000 in foreclosure and real estate owned expense as a result of additional real estate owned assets in 2016 compared to 2015. During 2016, Landmark recorded income tax expense of $2.3 million, compared to $3.9 million during 2015. The effective tax rate decreased from 27.1% in 2015 to 20.5% in 2016 as a result of a decline in earnings before income taxes and higher tax-exempt income. The early adoption of ASU 2016-09 also decreased tax expense by $308,000 during 2016.

Balance Sheet Highlights

Total assets increased $33.0 million, or 3.8%, to $911.4 million at December 31, 2016, from $878.4 million at December 31, 2015. Net loans increased slightly to $420.5 million at December 31, 2016, compared to $419.9 million at year-end 2015. Investment securities increased $33.0 million, or 9.2%, to $390.9 million at December 31, 2016, from $357.9 million at December 31, 2015. Deposits increased $26.8 million, or 3.7%, to $741.5 million at December 31, 2016, compared to $714.7 million at December 31, 2015. Stockholders’ equity increased to $85.0 million (book value of $21.96 per share) at December 31, 2016, from $80.6 million (book value of $21.73 per share) at December 31, 2015. The ratio of equity to total assets increased to 9.32% at December 31, 2016, from 9.17% at December 31, 2015, and the ratio of tangible equity to tangible assets, a non-GAAP financial ratio, increased to 7.13% from 6.86% as of the same dates.

At December 31, 2016, the allowance for loan losses was $5.3 million, or 1.26% of gross loans outstanding, compared to $5.9 million, or 1.39% of gross loans outstanding, at December 31, 2015. Non-performing loans increased to $2.7 million, or 0.64% of gross loans, at December 31, 2016, from $2.2 million, or 0.51% of gross loans, at December 31, 2015. Landmark recorded net loan charge-offs of $1.1 million during 2016 compared to net loan recoveries of $1.3 million during 2015. The net loan charge-offs during 2016 were primarily associated with the liquidation of the assets securing a previously identified and impaired commercial loan and two impaired agriculture loan relationships, one of which was subject to a troubled debt restructuring. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of December 31, 2016, Landmark has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$19,996	$13,569
Investment securities	390,862	357,935
Loans, net	420,461	419,923
Loans held for sale	5,517	14,465
Premises and equipment, net	20,407	20,958
Bank owned life insurance	18,314	18,164
Goodwill	17,532	17,532
Other intangible assets, net	3,986	4,304
Other assets	14,307	11,526
TOTAL ASSETS	$911,382	$878,376

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$741,521	$714,727
Federal Home Loan Bank and other borrowings	72,867	70,658
Other liabilities	12,043	12,421
Total liabilities	826,431	797,806
Stockholders' equity	84,951	80,570
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$911,382	$878,376

LOANS (unaudited):

One-to-four family residential real estate	$136,847	$131,930
Construction and land	13,737	15,043
Commercial real estate	118,201	118,983
Commercial	54,506	61,300
Agriculture	78,324	71,030
Municipal	3,883	7,636
Consumer	20,271	19,894
Net deferred loan costs and loans in process	36	29
Allowance for loan losses	(5,344)	(5,922)
Loans, net	$420,461	$419,923

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,746	$2,168
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,279	1,000
Total non-performing assets	$4,025	$3,168

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.18%	0.33%
Total non-performing loans to gross loans outstanding	0.64%	0.51%
Total non-performing assets to total assets	0.44%	0.36%
Allowance for loan losses to gross loans outstanding	1.26%	1.39%
Allowance for loan losses to total non-performing loans	194.61%	273.15%
Equity to total assets	9.32%	9.17%
Tangible equity to tangible assets (1)	7.13%	6.86%
Book value per share (2)	$21.96	$21.73

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net, divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2015 has been adjusted to give effect to the 5% stock dividend paid during December 2016.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Interest income:
Loans	$5,315	$5,389	$21,254	$21,345
Investment securities and other	2,019	1,952	7,976	7,652
Total interest income	7,334	7,341	29,230	28,997

Interest expense:
Deposits	285	256	1,134	1,071
Borrowed funds	528	514	2,057	2,010
Total interest expense	813	770	3,191	3,081

Net interest income	6,521	6,571	26,039	25,916
Provision for loan losses	-	-	500	(700)
Net interest income after provision for loan losses	6,521	6,571	25,539	26,616

Non-interest income:
Fees and service charges	1,819	1,914	7,268	7,331
Gains on sales of loans, net	1,058	1,786	5,476	7,993
Bank owned life insurance	118	138	508	514
Gains (losses) on sales of investment securities, net	-	-	558	(119)
Other	271	251	1,040	1,291
Total non-interest income	3,266	4,089	14,850	17,010

Non-interest expense:
Compensation and benefits	3,832	3,779	15,313	15,230
Occupancy and equipment	1,092	1,049	4,334	4,252
Data processing	393	350	1,419	1,391
Amortization of intangibles	356	334	1,397	1,355
Professional fees	322	322	1,081	1,048
Advertising	75	185	573	618
Federal deposit insurance premiums	74	112	369	433
Foreclosure and real estate owned expense	82	10	258	65
Other	1,121	1,203	4,370	4,814
Total non-interest expense	7,347	7,344	29,114	29,206

Earnings before income taxes	2,440	3,316	11,275	14,420
Income tax expense	354	732	2,314	3,914
Net earnings	$2,086	$2,584	$8,961	$10,506

Net earnings per share (1)
Basic	$0.54	$0.70	$2.35	$2.85
Diluted	0.53	0.68	2.31	2.77

Shares outstanding at end of period (1)	3,868,077	3,707,588	3,868,077	3,707,588

Weighted average common shares outstanding - basic (1)	3,859,498	3,690,394	3,806,756	3,682,694
Weighted average common shares outstanding - diluted (1)	3,929,791	3,809,867	3,872,059	3,792,646

OTHER DATA (unaudited):

Return on average assets (2)	0.92%	1.18%	1.00%	1.21%
Return on average equity (2)	9.45%	12.89%	10.34%	13.81%
Return on average tangible equity (2) (3)	12.53%	17.80%	13.79%	19.40%
Net interest margin (2) (4)	3.40%	3.54%	3.45%	3.51%

(1) Share and per share values at or for the periods ended December 31, 2015 have been adjusted to give effect to the 5% stock dividend paid during December 2016.

(2) Information for the three months ended December 31 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.